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                       [LETTERHEAD OF STEGMAN & COMPANY]
                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To the Stockholders and Board of Directors
Essex Corporation

     We consent to the inclusion in Amendment No. 1 to Form S-1 Registration Statement of Essex Corporation of our report dated February 21, 2003, except as to Note 12 which is dated March 1, 2003, relating to the balance sheets of Essex Corporation as of December 29, 2002 and December 30, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the fiscal years ended December 29, 2002, December 31, 2001 and December 31, 2000, and to all references to our Firm included in the Registration Statement.

                                                      /s/ Stegman & Company

Baltimore, Maryland
November 25, 2003